Exhibit 10.1

February 27, 2004

Dennis A. Dolnick
10033 Venezia Place
Boca Raton, Florida 33428

Re:   Employment

Dear Dennis:

Pursuant to our discussions, please find below the terms and conditions of our offer of employment to you:

1.
Your corporate title is Chief Financial Officer. As part of this function, you will also be the Corporate Treasurer. You shall have the duties and responsibilities usually vested in such capacities, as determined from time to time by the Board of Directors and President of the Company, and such other duties and responsibilities as may be assigned to you from time to time by the Board of Directors and President.

2.	Your employment commences on March 16, 2004 (“Date of Employment”).

3.	You will receive an annual salary of $100,000, which will be reviewed on December 31, 2004 and annually thereafter. You will be paid semi-monthly.

4.
You will be eligible to earn an annual bonus of 5,000 shares of restricted common stock of the Company based on meeting certain corporate and individual goals (“Performance Awards”) pursuant to the 2002 Executive Incentive Plan. The criteria for these Performance Awards are set by the Compensation Committee of the Board of Directors during the first 90 days of each calendar year. However, the Compensation Committee has deferred establishment of the criteria for 2004 to the end of the second quarter. Therefore, you will be eligible to earn the entire 5,000 shares of restricted common stock for the period beginning on your Date of Employment to December 31, 2004.

5.
You will be granted 3,180 incentive stock options (“ISO”) covering the period beginning from your Date of Employment to December 31, 2004, and 4,000 incentive stock options annually thereafter, pursuant to and in accordance with one of the Company’s stock option plans, or any successor plans as the Compensation Committee of the Board of Directors may designate. The ISO’s shall have an exercise price equal to one hundred percent (100%) of the fair market value of Company's common stock as of the date of grant, and, subject to vesting, shall be exercisable at any time, in whole or in part, within three (3) years of the date of grant. The ISO’s vest after the end of each calendar year in a number to be determined by dividing the Company’s common stock price as of the end of any applicable year into a number equal to 5% of any such year’s Excess Revenues, rounded to the nearest integer. As used herein, "Excess Revenues" shall mean the Company’s annual Revenues minus $1 million.

As an example only, if in any year the Revenues are $5 million, and the price of the Company’s stock at the close of that year is $5.00, then 40,000 Stock Options to purchase 40,000 shares of the Company shall vest, determined as follows:

$5 million - $1 million = $4 million (the Excess Revenues)
$4 million x 5% of Excess Revenues = $200,000
$200,000 / $5.00 = 40,000

Notwithstanding the foregoing, ISO’s that do not vest in any given year are canceled.

6.	Company will provide you and your immediate family health insurance and dental coverage, at the Company expense, beginning as of March 16, 2004.

7.	You will receive a car allowance of $600 per month.

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8.
You will be entitled to two weeks vacation for your first year and three weeks each year thereafter. Vacation will be taken at such times as you and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by you hereunder. Notwithstanding the foregoing, as an officer of Company, you are expected to utilize your vacation time judiciously and so as not to jeopardize the business of the Company. Unused vacation may not be carried forth to the next calendar year without prior written consent by the Company, except that no written consent is required for carrying over a maximum of fourteen days to any subsequent year. Additionally, you will be entitled to four sick days per year and two personal days per year.

9.	You will report directly to the President of the Company.

10.
The Company shall also provide reasonable reimbursement of your out-of-pocket expenses incurred in connection with your duties hereunder, which include AICPA and FICPA dues, and continuing education for maintaining your CPA license, upon submission of appropriate documentation.

11.
You shall serve the Company and devote all of your business time, your best efforts and all your skill and ability in the performance of your duties hereunder. You shall carry out your duties in a competent and professional manner, to the reasonable satisfaction of the Board of Directors and President of the Company, shall work with other executives of the Company and of its affiliates and generally promote the best interests of the Company and its customers. You shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company or any of its affiliates.

12.
You serve at the will of the Board of Directors. The Company shall at all times have the right, upon written notice to you, to terminate your employment hereunder. Upon any termination pursuant to this subsection, Company shall pay to you any unpaid base salary through the effective date of termination specified in such notice and Company shall have no further liability hereunder, other than for reimbursement for reasonable business expenses incurred prior to the date of termination.

13.
All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Matthew R. Simring, Esquire, General Counsel, Urecoats Industries Inc., Quorum Business Center, 718 South Military Trail, Deerfield Beach, Florida 33442, and (ii) if to you, to your address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of the other.

Very truly yours,

URECOATS INDUSTRIES INC.	ACKNOWLEDGED, AGREED AND ACCEPTED

Michael T. Adams	Dennis A. Dolnick
President

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